Exhibit 10.10(g)

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of ###GRANT_DATE### (the “Date of Grant"), by and between Pinnacle West Capital Corporation (the "Company") and ###PARTICIPANT_NAME### ("Employee").
BACKGROUND
A.The Board of Directors of the Company (the “Board of Directors”) has adopted, and the shareholders of the Company have approved, the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan, as amended (the “Plan”), pursuant to which Restricted Stock Units and Dividend Equivalents may be granted to employees of the Company and its subsidiaries.
B.The Company desires to grant to Employee Restricted Stock Units and Dividend Equivalents under the terms of the Plan.
C.Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.Grant of Award. Pursuant to action of the Committee which was taken on the Date of Grant, the Company grants to Employee ###TOTAL_AWARDS### Restricted Stock Units and related Dividend Equivalents.
2.Award Subject to Plan. This Restricted Stock Unit Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.
3.Vesting of Restricted Stock Units.
(a)Regular Vesting. The Restricted Stock Units granted pursuant to Section 1 will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on the following dates (each a “Vesting Date”) and as otherwise set forth in this Section 3:
(i)25% of ###TOTAL_AWARDS### Restricted Stock Units will vest on February 20, 2027;
(ii)25% of ###TOTAL_AWARDS### Restricted Stock Units will vest on February 20, 2028;
(iii)25% of ###TOTAL_AWARDS### Restricted Stock Units will vest on February 20, 2029; and
(iv)The remaining 25% of ###TOTAL_AWARDS### Restricted Stock Units will vest on February 20, 2030.
(b)Normal or Early Retirement, Death or Disability.
(i)The Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s death or Disability.
(ii)Provided that Employee either qualifies for “Early Retirement” or “Normal Retirement”, as defined in the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”), all unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date of the Employee’s Termination of Employment, except that the Restricted Stock Units that were scheduled to vest at the first Vesting Date following the Termination of Employment shall fully vest effective as of the date of the Employee’s Termination of Employment and no longer be subject to the restrictions of and forfeiture under this Award Agreement.
(c)Termination Without Cause. If the Company terminates Employee’s employment without Cause, then (a) for employees other than the Chief Executive Officer (the “CEO”) of the Company, the CEO may, in the CEO’s sole discretion, determine whether any unvested Restricted Stock Units will vest, the portion that will vest, and the vesting date, in each case subject to approval by the Committee, and (b) for the CEO, the Committee may, in its sole discretion, determine whether any unvested Restricted Stock Units will vest, the portion that will vest, and the vesting date; provided, however, that neither the CEO nor the Committee is obligated to accelerate vesting and any determination will be made in accordance with the Plan and applicable law.
(d)Termination For Cause. Notwithstanding any other provision in this Section 3, in the event Employee’s employment is terminated for Cause, then regardless of Employee’s retirement, Early Retirement, Normal Retirement, death or Disability, Employee shall forfeit the right to receive any Stock hereunder that Employee would otherwise be entitled to receive following his or her date of termination. For purposes only of this Section 3(d), “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the CEO, or the Committee in the case of the CEO’s termination for Cause, reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.
(e)Disability. “Disability” has the meaning set forth for such term in the Retirement Plan.
4.Payment.
(a)Time and Form of Payment. When a Restricted Stock Unit vests in accordance with Section 3 above, Employee (or his or her estate) shall receive in exchange for each Restricted Stock Unit one unrestricted fully transferrable share of Stock. Except as otherwise provided in Section 16.16 of the Plan, Employee shall receive payment for the Restricted Stock Units payable on any Vesting Date in the form of fully transferrable shares of Stock. Except as provided in Section 3(c) above following a Termination of Employment without cause, if a Restricted Stock Unit vests prior to the applicable Vesting Date due to Employee’s Early Retirement or Normal Retirement, the payment will be made within 30 days of the Vesting Date applicable to such Restricted Stock Unit. The payment for a Restricted Stock Unit that vests prior to the applicable Vesting Date due to the death or Disability of Employee, shall be made no later than March 15 of the year following the year in which Employee dies or becomes Disabled.
(b)Dividend Equivalents. When the Company declares a cash dividend on its Stock from the Date of Grant until the applicable Vesting Date, Employee will be credited with additional Restricted Stock Units in satisfaction of the Dividend Equivalent Award made pursuant to Section 1. The number of additional Restricted Stock Units credited to Employee shall be determined by dividing (i) the aggregate dollar amount of the dividends paid on the number of shares of Stock equal to the applicable Restricted Stock Units granted to Employee pursuant to this Agreement by (ii) the Fair Market Value of one share of Stock on the dividend record date. No fractional Restricted Stock Units will be credited. The Dividend Equivalent Award issued pursuant to this Section 4(b) will vest pursuant to the same vesting schedule as the underlying Restricted Stock Units. Any Restricted Stock Units so credited pursuant to this Section 4(b) will be subject to the same terms and restrictions applicable to the Restricted Stock Units as provided in this Award Agreement. Vested Restricted Stock Units in satisfaction of the Dividend Equivalent Award will be delivered to Employee at the same time as all other Restricted Stock Units and payment for such Dividend Equivalent Award will be made in cash.
(c)Impact on Retirement Plans. The value of the shares of Stock and related Dividend Equivalent Award distributed upon payment for the Restricted Stock Units and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.
5.Termination of Award. Except as otherwise provided in Section 3 above or in Article 15 of the Plan, in the event of the termination of Employee’s employment with the Company or any of its subsidiaries, whether due to voluntary or involuntary termination, retirement, death, Disability or otherwise, Employee’s right to vest in any additional Restricted Stock Units or Dividend Equivalents under the Plan or this Award Agreement, if any, will terminate. Any unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date that Employee terminates active employment with the Company or any of its subsidiaries.
6.Section 409A Compliance. If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A. If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception. In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement.
7.Tax Withholding. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due in connection with a payout of Stock and related Dividend Equivalent Award hereunder by having the Company withhold shares of Stock or cash, as applicable, from such payout.
8.Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its subsidiaries.
9.Confidentiality. During Employee’s employment and after termination thereof for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.
Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. For purposes of this Section 9, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.
10.Restrictive Covenants.
(a)Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability), Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying electricity in any area of Arizona for which the Company or its Affiliates is authorized to supply electricity.
(b)Employee Non-Solicitation. Employee agrees that for a period of 12 months following Employee’s Termination of Employment for any reason, Employee will not encourage, induce,

or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.
(c)No Pledging or Hedging. Employee agrees that during his or her term of employment, Employee will not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock received by Employee pursuant to this Award (net of shares sold or surrendered to meet tax withholding or exercise requirements). This restriction shall extend to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock.
(d)Remedies. If Employee fails to comply with Sections 9 or 10 in a material respect, the Company may (i) cause any of Employee’s unvested Restricted Stock Units and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock in exchange for vested Restricted Stock Units or cash in exchange for Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.
11.Cooperation with Government Agencies. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically permitted by law, because Employee is providing information to government investigatory or enforcement agencies, such as the Nuclear Regulatory Commission, Department of Labor, Equal Employment Opportunity Commission (or its state equivalent), National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) or the Securities and Exchange Commission. This Award Agreement also does not limit Employee’s ability to communicate with any government agency regarding matters within the agency’s jurisdiction or otherwise participate in any investigation or proceedings that may be conducted by such agency, including providing documents or other information without notice to the Company. Nothing in this Award Agreement shall prevent Employee from the disclosure of Confidential Information or trade secrets that: (i) is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is permitted to be made, and is made, under seal. In the event that Employee files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Employee may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Employee’s attorney and use the Confidential Information or trade secrets in the court proceeding if Employee or Employee’s attorney: (i) files any document containing Confidential Information or trade secrets, under seal if permitted; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to or in accordance with a court order. The Company provides this notice in compliance with federal law, including the Defend Trade Secrets Act of 2016.
12.Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.
13.Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan prospectus.
14.Amendment. Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee. The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify for favorable tax treatment either for the Company or Employee or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 16.16 of the Plan.
15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and by selecting the “Accept” button, you are electronically signing this Award Agreement and agree your electronic signature is the legal equivalent of your manual signature on the Award Agreement.

PINNACLE WEST CAPITAL CORPORATION

By:
Its:
Date:	###GRANT_DATE###